Exhibit 99.1

FOOTHILLS RESOURCES ANNOUNCES YEAR-END 2006

PROVED RESERVES OF 8.4 MILLION BARRELS OF OIL EQUIVALENT

BAKERSFIELD, Calif. – (PR Newswire) – April 12, 2007 – Foothills Resources, Inc. (OTCBB: FTRS) today announced its year-end 2006 estimated total proved reserves. The Company also provided an estimate of its probable oil and gas reserves.

Total estimated proved reserves were approximately 8.4 million barrels of oil equivalent (“MMBOE”) of which 38% is classified as proved developed producing. The Company’s reserve mix is 53% crude oil and 47% natural gas. During 2006, Foothills invested approximately $70.4 million in producing property acquisitions, drilling, leaseholds, and seismic interpretation. Approximately $62 million of the capital program was for the acquisition of four fields: Goose Creek, Goose Creek East, Cleveland and Saratoga fields.

For 2006 reserve quantities, Foothill’s standardized measure of discounted future net cash flows before federal income taxes (commonly known as the SEC PV-10 figure) for proved reserves at year end was $123 million. The 2006 SEC PV-10 calculation used net year-end commodity prices of $61.05 per barrel of crude oil and $6.53 per MMBtu of natural gas. Reserve estimates were provided by independent reservoir engineering consultants Cawley, Gillespie & Associates, Inc. and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins. The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 requirements.

In addition, the Company’s estimated year-end 2006 probable reserves stood at about 3.7 MMBOE, bringing the total proved and probable reserves to approximately 12.1 MMBOE with a PV-10 amount of $161 million.

Shown below is a summary of the Company’s estimated reserves and future net operating income before federal income taxes (“BFIT”) as set out in the third party engineering report.

Reserves and Future Net Operating Income Summary
	Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped	Probable	Total Proved and Probable

Reserves (MBOE*):
Oil	2,993	1,037	401	540	4,971
Gas	195	294	3,484	3,133	7,106
Total	3,188	1,331	3,885	3,673	12,077

Net Operating Income, BFIT ($000)	$113,029	$51,514	$104,756	$107,181	$376,480

PV-10 Value ($000)	$ 53,837	$26,443	$ 42,275	$ 38,419	$160,974

* MBOE – thousand barrels of oil equivalent

Dennis B. Tower, Chief Executive Officer of Foothills Resources said: “Foothills has made excellent progress in key financial and operational categories during its inaugural year of oil and gas operations. We’ve established a base of producing operations in South Texas and have an exciting exploration and development program in Northern California. In addition, the Company also has a very active program of exploration and development drilling and an existing well recompletion / workover program scheduled for the second half of 2007 which we believe should add significant value. We are very proud of what Foothills has accomplished in its first year and we are excited about the future.”

About Foothills Resources, Inc.

Foothills Resources, Inc. is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and production of oil and natural gas opportunities in California, Texas and Oklahoma. Our business strategy is to identify and exploit low-to-moderate risk resources in and adjacent to existing or indicated producing areas that can be quickly developed and put on production, including the acquisition of producing properties with exploitation and exploration potential in these areas. Our management will use its extensive domestic and international oil and gas experience and our relationship with the well known energy consulting group Moyes and Co., Inc. (http://www.moyesco.com) to develop the Company. Additional information on Foothills Resources is available at http://www.foothills-resources.com.

SEC Filings and Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “should,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “plan” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding business strategy and expansion and growth of our business and operations. Such forward-looking statements involve assumptions and are subject to known and unknown risks and uncertainties that could cause actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Although we believe that the assumptions reflected in such forward-looking statements are reasonable, we can give no assurance that such assumptions will prove to have been correct. You should also know that such statements are not guaranties of future performance and are subject to risks, uncertainties and assumptions, including, but not limited to, failing to discover reserves that may be extracted on a commercially viable basis, inaccurately estimating oil and gas reserves, intense competition, environmental risks and general economic conditions including the price of oil and gas. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. We undertake no obligation to publicly release the result of any revision to these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and cash flows.